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EXHIBIT 5

STOEL RIVES LLP
600 University Street
Suite 3600
Seattle, Washington 98101-3197

                        May 23, 2002

Board of Directors
Microvision, Inc.
19910 North Creek Parkway
Bothell, Washington 98011-3008

Ladies and Gentlemen:

        We have acted as counsel for Microvision, Inc. (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 covering an aggregate of 2,907,232 shares of Common Stock, no par value, of the Company (the "Shares") issuable thereby upon the exercise of options granted pursuant to certain option agreements with Independent Directors of the Company and upon the exercise of options granted pursuant to the Company's 1996 Stock Option Plan, as amended, and Independent Director Stock Option Plan, as amended (collectively, the "Plans"). We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

        Based upon the foregoing, it is our opinion that the Shares are duly authorized and, when issued and sold in accordance with the terms of the option agreements or the Plans, respectively, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

STOEL RIVES LLP

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  EXHIBIT 5
STOEL RIVES LLP 600 University Street Suite 3600 Seattle, Washington 98101-3197